COMPANY CONTACT:                         Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer              Linda Latman (212) 836-9609
(405) 235-4546                           Lena Cati (212) 836-9611
                                    The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES CHEMICAL BUSINESS SUBSIDIARY RENEWS
AND EXTENDS SIGNIFICANT SUPPLY AGREEMENT
WITH BAYER MATERIALSCIENCE LLC

Oklahoma City, Oklahoma …….. October 24, 2008…..   LSB Industries, Inc. (“LSB” or the “Company”), (NYSE Alternext US: LXU) announced today that its subsidiary, El Dorado Nitrogen, L.P. (“EDN”) has completed its renewal and extension discussions with Bayer MaterialScience LLC (“Bayer”) and will continue its strategic supply relationship into the next decade.  The new five year Agreement provides for EDN to supply Bayer with its total requirements for nitric acid at its Baytown, Texas polyurethane intermediates complex.  The EDN facility is a world class nitric acid manufacturing facility capable of producing more than 475,000 tons of nitric acid each year.

Jack E. Golsen, the Company’s Chairman and CEO, stated that “We are proud to be chosen by Bayer to continue working with them at their world-scale Baytown complex.  Bayer and our LSB chemical business operations have had an excellent business relationship over these past ten years, and we look forward to working together in the future.”

Separately, Cherokee Nitrogen Company, a subsidiary of our chemical business, is also pleased to announce the extension of its ammonium nitrate supply requirements agreement with Nelson Brothers, LLC for its emulsion plant on the Cherokee, Alabama site.

LSB is a manufacturing, marketing and engineering company.  Through its subsidiaries, LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities.  LSB is included in the Russell 2000 Index and the Russell 3000 Index.